Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

June 7, 2006

YRC Worldwide Increases Earnings Guidance

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that it expects second quarter 2006 adjusted earnings per share (“EPS”) to be in the range of $1.53 to $1.58. The company’s previous guidance was $1.45 to $1.50 per share for the quarter. This guidance excludes estimated costs of $.04 per share related to reorganization expenses and net gains on property disposals that management excludes to more accurately compare results among periods. Including these costs, reported EPS is expected to be in the range of $1.49 to $1.54. Full year 2006 EPS guidance will be updated when the company announces second quarter results in late July.

“Overall the quarter is coming in better than our initial expectations,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “In our view the economy is still healthy, and while our business volumes and cost management remain on track, pricing has been slightly better than we originally expected.”

YRC Worldwide will release second quarter results after the market close on July 27, 2006. A conference call to discuss second quarter results will be held at 9:30 a.m. ET on Friday, July 28, 2006. Conference call details will be provided in early July.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, the company’s ability to improve productivity results at its Roadway subsidiary and its resulting effects on efficiencies, service and yield, a downturn in general or regional economic activity, changes in equity and debt markets, effects of a terrorist attack, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, Meridian IQ, USF Holland, USF Reddaway, USF Bestway, USF Glen Moore and New Penn Motor Express. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 70,000 people.

Investor Contact:	Phil J. Gaines YRC Worldwide Inc. 913.696.6108 phil.gaines@yrcw.com	Media Contact:	Suzanne Dawson Linden Alschuler & Kaplan 212.329.1420 sdawson@lakpr.com